SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN A PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)


Filed  by  the  Registrant [X]
Filed  by  a  Party  other  than  the  Registrant [ ]

Check  the  appropriate  box:
[ ]   Preliminary  Proxy  Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[/]   Definitive  Proxy  Statement
[ ]   Definitive  Additional  Materials
[ ]   Soliciting Material under Sec. 240.14 a - 12


                                  PIXTECH, INC.
                                  -------------
                (Name Of Registrant As Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

        [/]    No  fee  required.

        [ ]    Fee  computed  on  table below per Exchange Act Rules 14a-6(i)(1)
               and 0-11.
        (1)    Title  of  each class of securities to which transaction applies:
        (2)    Aggregate  number  of  securities  to  which transaction applies:
        (3)    Per  unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the  filing  fee  is calculated and state how it was determined):
        (4)    Proposed  maximum  aggregate  value  of  transaction:
        (5)    Total  fee  paid:
        [ ]    Fee  paid  previously  with  preliminary  materials.
        [ ]    Check  box  if  any  part  of  the  fee  is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount  previously  paid:
        (2)    Form,  Schedule  or  Registration  Statement  No.:
        (3)    Filing  Party:
        (4)    Date  Filed:

                                  PIXTECH, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The 2001 Annual Meeting of Stockholders of PixTech, Inc. will be held at 4:00 p.m. on Wednesday, May 16, 2001 for the following purposes:

1. To elect two directors to hold office for a term of three years and until their successors are elected and qualified.

2. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

     Only stockholders of record at the close of business on April 2, 2001 will be entitled to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND YOU WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                                   By  order  of  the  Board  of  Directors,

                                       Richard  B.  Smith,  Secretary



Dated:  April  23,  2001

                                  PIXTECH, INC.

               Avenue Olivier Perroy, Zone Industrielle de Rousset
                              13790 Rousset France
                          Telephone 011 334 42 2910 00

                                 Proxy Statement

     The enclosed proxy is solicited on behalf of the board of directors of PixTech, Inc. for use at the 2001 annual meeting of stockholders to be held on Wednesday, May 16, 2001, at Grand Hyatt New York, Park Avenue at Grand Central, New York, NY 10017, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is April 23, 2001.

     The principal business expected to be transacted at the meeting will be the election of two directors, as more fully described below.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the board of directors.

     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

                      VOTING SECURITIES AND VOTES REQUIRED

     Only stockholders of record at the close of business on April 2, 2001 will be entitled to vote at the meeting. On that date, we had outstanding 56,045,198 shares of common stock, $0.01 par value, each of which is entitled to one vote. In addition, we had outstanding 3,329 shares of series E preferred stock, $0.01 par value, each of which is entitled to the number of votes equal to the number of whole shares of common stock which the shares of series E stock are convertible into as of the record date. As of April 2, 2001, the record date for the 2001 annual meeting, each share of series E stock would have been convertible into 83,604 shares of common stock. A majority in interest of the outstanding common stock and shares convertible into common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominees for directors. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted in determining the shares entitled to vote on a particular matter nor treated as votes cast. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy. Abstentions will not be treated as votes cast in the election of directors.

                              ELECTION OF DIRECTORS


     The number of directors is fixed at five for the coming year and is divided into three classes with the members of each class holding office for a three-year term. At the meeting, two directors will be elected to hold office for three years and until their successors are elected and qualified. Andre Borrel, who was elected a director by the board of directors in 2000 to fill a vacancy created by the resignation of a director whose term expires in 2001, has been nominated for re-election by the board of directors. Jean-Luc Grand-Clement, who was elected a director in 1992 and re-elected in 1995 and in 1998, has been nominated for re-election by the board of directors. Unless a properly signed and returned proxy withholds authority to vote for the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the board's nominees as directors. If the nominees are unable to serve, which is not expected, the shares represented by a properly signed and returned proxy will be voted for such other candidates as may be nominated by the board of directors.

     The following table contains certain information about the nominees for directors and each other person whose term of office as a director will continue after the meeting.


                                                                                                                 Present
                                                                                                       Director   Term
Name and  Age                           Business Experience and Other Directorships                     Since    Expires
---------------------  ------------------------------------------------------------------------------  --------  -------
Jean-Luc               Jean-Luc Grand-Clement, a founder of PixTech, has been our chairman of the          1992     2001
Grand-Clement (1)      board of directors since our inception in 1992. Mr. Grand-Clement was our
Age: 61                president through March 1998 and our chief executive officer through
                       January 1999. Prior to founding PixTech, Mr. Grand-Clement co-founded
                       European Silicon Structures, a European applications specific integrated circuit supplier for cell based and full custom semiconductor products, and served as chief executive officer and then as Chairman of the board of directors of European Silicon Structures from its founding in 1985 until 1991.
                       From 1967 to 1978 and from 1982 to 1985, Mr. Grand-Clement held various positions with Motorola, Inc., most recently as Vice-President and assistant general manager of the Motorola European Semiconductor Group from 1983 to 1985. From 1978 to 1982, Mr. Grand-Clement was the managing director of Eurotechnique, a metal-oxide semiconductor design and fabrication joint venture between National Semiconductor and Saint-Gobain. Mr. Grand-
                       Clement graduated from Ecole Nationale Superieure des Telecommunications in Paris.


Dieter Mezger          Dieter Mezger joined PixTech in March 1998 as president and was elected             1999     2002
Age: 57                chief executive officer in January 1999. Between 1996 and 1998, Mr. Mezger worked as a marketing consultant in California. Between 1990 and 1996, Mr.
                       Mezger was president of Compass Design Automation, a wholly owned subsidiary of VLSI Technology, Inc. which develops and markets computer assisted design software tools for integrated circuits designs. From 1984 to
                       1990, Mr. Mezger established VLSI's European presence in Munich, building the European marketing and sales organizations, design centers, research and development operations, as well as its finance and human resources departments. Mr. Mezger simultaneously built VLSI's wireless and Global
                       System for mobile communication businesses. Prior to joining VLSI, Mr.
                       Mezger career included fifteen years with Texas Instruments, where he rose to the position of manager, sales and marketing, Europe. He holds a B.S. in engineering from the University of Stuttgart.


                                      -4-

                                                                                                                 Present
                                                                                                       Director  Term
Name and Age           Business Experience and Other Directorship                                      Since     Expires
---------------------  ------------------------------------------------------------------------------  --------  -------

John A. Hawkins        John A. Hawkins has been one of our directors since 1994. Since August              2000     2003
Age: 40                1995, Mr. Hawkins has been a managing partner of Generation Capital
                       Partners, L.P., a private equity firm. From 1992 until August 1995, Mr.
                       Hawkins was a general partner of various funds affiliated with Burr, Egan,
                       Deleage & Co. He is currently a limited partner of various funds associated with Burr, Egan, Deleage & Co. He was an associate at Burr, Egan, Deleage
                       & Co. from 1987 to 1992, prior to which he was an associate with Alex
                       Brown & Sons Incorporated. Mr. Hawkins is a director of P-Com, Inc., a telecommunications company, and HotJobs.com, Ltd., an internet recruiter.
                       Mr. Hawkins holds degrees from Harvard College and Harvard Business
                       School.


Ronald J. Ritchie      Ronald J. Ritchie was elected to our board of directors effective October 27,       1999     2002
Age: 59                1999. From 1998 to 1999 until its recent acquisition, Mr. Ritchie was chairman of the board of VXI electronics, Inc., a private power conversion company based in Oregon. From 1996 to 1998, Mr. Ritchie was president and chief executive officer of Akashic Memories Corporation, a private manufacturer of thin film, hard disk media used in disk drives. From 1994 to
                       1996, Mr. Ritchie was a consultant for start-up or high-tech companies. Prior to that, Mr. Ritchie held various senior executive positions with various multinational firms, including Texas Instruments, from 1965 to 1992, where he begun his career and rose to the position of vice president, Worldwide S/C
                       Marketing. Mr. Ritchie holds degrees from the Southern Methodist University and Stanford University. Mr. Ritchie serves as a director of SBE, Inc., a company that provides communications connectivity and application solutions for servers and other communications systems.

Andre Borrel (1)       Andre Borrel was elected to our board of directors effective February 2, 2000.      2000     2001
Age: 64                Mr. Borrel is a 33-year veteran of the semiconductor industry. He retired in
                       1994 from Motorola as senior vice president and general manager of the
                       Communications, Power and Signal Technology Group, a $1.5 billion operation with 13,000 employees. Prior to that, Mr. Borrel held a number of management positions with Motorola, including vice president of
                       International Operations of Motorola Semiconductor Sector from 1986 to
                       1990. Mr. Borrel currently serves on the boards of directors of Mitel, a
                       Canadian telecom and semiconductor company, Chartered Semiconductor
                       Manufacturing in Singapore and MiCS, Microchemical Systems, a chemical sensor company in Switzerland.

(1)  Nominee  for  re-election  as  director.

Committees  of  the  Board

     The audit committee, which met 4 times during the fiscal year ended December 31, 2000, is currently composed of two directors, Mr. Ritchie and Mr. Borrel, both of whom are independent as defined by applicable NASDAQ listing standards. The board of directors intends to appoint a third independent director to the audit committee prior to June 14, 2001. The audit committee selects and evaluates PixTech's independent auditors, reviews the audited financial statements and discusses the adequacy of PixTech's internal controls with management and the auditors. The audit committee operates under a written charter adopted by the board, a copy of which is included in Appendix A to this proxy statement.

     The compensation committee, whose members in 2000 were Messrs. Hawkins and Ritchie, acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our officers and administers the amended and restated 1993 stock option plan and the 1995 employee stock purchase plan. The compensation committee held 2 meetings in 2000. The compensation committee currently consists of Messrs. Hawkins and Ritchie.

     The entire board of directors functions as a nominating committee, considering nominations submitted by the chairman of the board.

Attendance  at  Meetings

     The board of directors held 4 meetings during 2000, and each director attended at least 75% of the meetings of the board and of all committees of the board on which he served.

Audit  Committee  Report

     In the course of its oversight of PixTech's financial reporting process, the audit committee of the board of directors has (i) reviewed and discussed with management PixTech's audited financial statements for the fiscal year ended December 31, 2000, (ii) discussed with Ernst & Young, PixTech's independent auditors, the matters required to be discussed by Statement on Auditing
Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                         By  the  audit  committee,

                                         Ronald  Ritchie  (Chair)
                                         Andre  Borrel

Director  Compensation

Director  Fees
--------------

     Non-employee directors are reimbursed for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the board of directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. Such payments may not exceed a total of $10,000 in any one-year. Messrs. Mezger and Grand-Clement are the only directors who are our employees and they will not receive additional compensation for their services as directors.

1995  Director  Stock  Option  Plan
-----------------------------------

     The 1995 director stock option plan provides that each director who is not our employee and who is elected or re-elected into office following the annual meeting of stockholders receives an automatic grant of options to purchase 6,000 shares of common stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two annual meetings of stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of our common stock on the day immediately preceding the grant date. In 2000, Andre Borrel received a grant under the Director Plan of an option to purchase 6,000 shares of our common stock.

     The director plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares, (subject to adjustment in the event of a stock split or other recapitalization) of our common stock. Messrs. Hawkins, Ritchie and Borrel are currently eligible to participate under the director plan. As of December 31, 2000, options to purchase 26,000 shares of our common stock were outstanding pursuant to the director plan.

     Options granted under the director plan are not intended to qualify as incentive stock options under the Internal Revenue Code. The exercise of an option under the director plan results in ordinary income to the director and a corresponding deduction for us, in each case equal to the difference between the option price and the fair market value of the shares on the date of exercise.

SUMMARY  COMPENSATION  TABLE  (1)

     The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by us and our subsidiaries to or for our chief executive officer and each of our other four most highly compensated executive officers for 2000.

                                            Annual Compensation (1)        Long-Term
                                            -----------------------      Compensation
                                                                            Awards
                                                                          Securities
                                                                          Underlying
Name and Principal Position                 Year  Salary ($)   Other ($)  Options (#)
------------------------------------------  ----  ----------  -----------  ----------
Dieter Mezger                               2000     177,288    5,400 (2)     600,000
    President and Chief Executive Officer
                                            1999     180,000          --      300,000
                                            1998     156,000          --      300,000

Donald Crim (3)                             2000     161,827   76,860 (4)     250,000
    Vice President, Taiwan Operations
                                            1999     165,000   37,460 (4)     160,000

James J. Cathey (5)                         2000     140,000   44,413 (6)     220,000
    Vice President, Marketing and Business
    Development
                                            1999      84,541  165,333 (6)     154,000

Michel Garcia                               2000      92,462   35,858 (7)     200,000
    Vice President, Chief Technology Officer
                                            1999      91,891   44,714 (7)     100,000
                                            1998     101,728   53,808 (7)          --

Jean-Luc Grand-Clement                      2000     112,141          --           --
    Former President, Former Chief  Executive
    Officer Current Chairman of the Board
                                            1999     133,329          --      100,000
                                            1998     192,246          --           --

(1) Some dollar amounts shown for Messrs. Garcia and Grand-Clement reflect the conversion of Euros to U.S. dollars at an average conversion rate for Euros to U.S. dollars of 0.8992 in 1998, 0.9954 in 1999 and 1.075 in 2000.

(2)  Automobile  expenses.

(3)  Mr.  Crim  joined  PixTech  in  June  1999.

(4) In 2000, consisted in $76,860 daily expenses. In 1999, consisted in $32,460 daily expenses and $5,000 relocation expenses.

(5)  Mr.  Cathey  joined  PixTech  in  May  1999.

(6) In 2000, bonus in connection with the DARPA program contract. In 1999, bonus in connection with the acquisition of Micron Technology, Inc.'s field emission display division.

(7) In 2000, consisted of $31,787 daily expenses, $3,498 in rent and $573 in automobile expenses. In 1999, consisted of $36,500 in daily expenses, $6,500 in rent, and $1,714 in automobile expenses.

STOCK  OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     The following table provides information on stock options granted during 2000 to the executive officers named in the summary compensation table.

    Name                 Number of       % of Total   Exercise  Expiration    Potential Realized Value at
    ----                 ---------       ----------   --------  ----------    ---------------------------
                         Securities       Options      Price       Date       Assumed Annual Rates of Stock
                         ----------       -------      -----       ----       -----------------------------
                         Underlying      Granted to  ($/share)              Price Appreciation for Option Term
                         ----------      ----------  ---------              ----------------------------------
                          Options        Employees                                      ($) (1)
                          -------        ---------                                      -------
                         Granted (#)      in 2000
                         -----------      -------
                                                                                   5%            10%
                                                                                   ---           ---
Dieter Mezger           400,000 (2)        22.45        2.083     01/18/10          554,618    1,376,669
                        200,000 (3)                     2.250     10/30/10          283,003      717,184
Donald Crim             150,000 (4)         9.36        2.083     01/18/10          207,982      516,251
                        100,000 (5)                     2.250     10/30/10          141,501      358,592
James J. Cathey         120,000 (6)         8.23        2.083     01/18/10          166,385      413,001
                        100,000 (7)                     2.250     10/30/10          141,501      358,592
Michel Garcia           100,000 (8)         7.49        2.083     01/18/10          138,655      344,167
                        100,000 (9)                     2.250     10/30/10          141,501      358,592
Jean-Luc Grand-Clement          --            --           --           --               --           --


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rate set by the Securities and Exchange Commission of a value for the common stock equal to the market price of the common stock on the date of grant of the option. These amounts are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(2) This option vests as to 400,000 shares on January 18, 2005. The exercisability of 133,334 of these shares shall be accelerated at any time after the price of the stock has been at $6.00 for three consecutive months; the exercisability of 133,333 of the shares shall be accelerated at any time after the production output at Unipac has reached 2,500 displays in one month, and the exercisability of the 133,333 remaining shares shall be accelerated at any time after the date a cumulative net product billing of $5 million has been reached, starting from January 1, 2000.

(3) This option vests as to 200,000 shares on October 30, 2005. The exercisability of 80,000 of such shares will be accelerated upon the achievement of the 2001 product revenue goal for first six months for January-June 2001. The exercisability of 80,000 additional shares will be accelerated upon the achievement of the 2001 product revenue goal for second six months for July-December 2001. The exercisability of 40,000 remaining shares shall be accelerated upon the occurrence of an average closing price of our common stock of at least $6 for any three consecutive months.

(4) This option vests as to 150,000 shares on January 18, 2005. The exercisability of 75,000 of these shares shall be accelerated at any time after the achievement of a 3 months production output at Unipac of 1,000 units per month, and the exercisability of the remaining 75,000 shares shall be accelerated at any time after a 3 months production output at Unipac of 2,500 units per month.

(5) This option vests as to 100,000 shares on October 30, 2005. The exercisability of 33,334 of such shares shall be accelerated upon the achievement of a 45% overall yield for 4 weeks. The exercisability of 33,333 shares will be accelerated upon the achievement of a 60% overall yield for 4 weeks. The exercisability of the 33,333 remaining shares shall be accelerated upon the occurrence of an average closing price of our common stock of at least $6 for any three consecutive months.


                                      -9-

(6) This option vests as to 120,000 shares on January 18, 2005. The exercisability of 40,000 of these shares shall be accelerated at any time after completion of invoicing of the DARPA 2000 program with minimum $6 million; the exercisability of 40,000 of the shares shall be accelerated at any time after entering orders representing cumulative $5 million revenue, starting January 1, 2000, with firm delivery dates, and the exercisability of the remaining 40,000 shares shall be accelerated at any time after entering orders representing cumulative $20 million revenue, starting January 1, 2000, with firm delivery dates.

(7) This option vests as to 100,000 shares on October 30, 2005. The exercisability of 33,334 of such shares shall be accelerated upon the occurrence of a $5 million 5.2 inch monochrome display revenue. The exercisability of 33,333 additional shares shall be accelerated upon the occurrence of a $20 million 5.2 inch monochrome display and 7 inch color display revenue. The exercisability of the remaining 33,333 shares shall be accelerated upon the occurrence of an average closing price of our common stock of at least $6 for any three consecutive months.

(8) This option vests in four equal installments on July 18, 2001, July 18, 2002, July 18, 2003 and July 18, 2004.

(9) This option vests as to 100,000 shares on October 30, 2005. The exercisability of 33,334 of such shares shall be accelerated upon the achievement of 5,000 hours lifetime of monochrome 5.2 inch display with less than 5% differential aging. The exercisability of 33,333 additional shares shall be accelerated upon the achievement of the same results on the 7-inch color display. The exercisability of the remaining 33,333 shares shall be accelerated upon the occurrence of an average closing price of our common stock of at least $6 for any three consecutive months.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the exercisable and unexercisable stock options as of December 31, 2000, held by executive officers named in the summary compensation table.

                                       Value        Number of Securities
                                       -----        --------------------
          Name            Shares      Realized     Underlying Unexercised       Value of Unexercised
          ----            ------    -----------    ----------------------       --------------------
                        Acquired On     ($)              Options                In-The Money Options
                        -----------     ---              -------                --------------------
                        Exercise (#)                  at 12/31/00 (#)            at 12/31/00 ($) (1)
                        ------------                  ---------------            -------------------
                                                  Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------  -----------  -----------  -----------  -------------  -----------  -------------
Dieter Mezger               100,000      682,380      462,500        637,500            0              0
Donald Crim                  20,000      147,919       40,000        350,000            0              0
James J. Cathey                  --           --       77,000        297,000            0              0
Michel Garcia                50,000      432,405      108,605        308,500            0              0
Jean-Luc Grand-Clement           --           --      637,711        173,750            0              0

(1) Based on the difference between the respective option exercise price and the closing market price of our common stock on December 31, 2000, which was $1.094.

EXECUTIVE  EMPLOYMENT  AGREEMENTS

     Each of Messrs. Grand-Clement, Garcia and Louart have entered into employment agreements in substantially the same form as most of the Company's other employees. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to PixTech. Messrs. Mezger, Crim and Cathey have entered into employment agreements providing for employment for an indefinite period, non-competition and non-solicitation for one year following termination, and confidentiality provisions. However, Mr. Mezger's employment agreement includes the following provisions: (i) upon a change of control all of Mr. Mezger's options accelerate and vest, (ii) upon termination of Mr. Mezger's employment by PixTech without cause, Mr. Mezger's options accelerate and vest and PixTech is obligated to pay Mr. Mezger a lump sum equal to two years base salary, and (iii) upon termination of Mr. Mezger's employment by Mr. Mezger due to a demotion or a decrease in base salary, PixTech is obligated to pay Mr. Mezger a lump sum equal to two years base salary. Mr. Cathey's employment agreement includes the following provisions: (i) upon a change of control all of Mr. Cathey's options accelerate and vest, (ii) upon termination of Mr. Cathey's employment by PixTech without cause, PixTech is obligated to pay Mr. Cathey a lump sum equal to six month base salary plus any benefits to which he is entitled to. Mr. Crim's employment agreement includes the following provisions (i) all options will vest in case of change of majority ownership of PixTech, (ii) upon termination of Mr. Crim's employment by Pixtech without cause, Mr. Crim will be entitled to a one time payment equal to six month salary and his stock options will continue to vest for 12 months.

COMPENSATION  COMMITTEE  REPORT  ON  EXECUTIVE  COMPENSATION

     This compensation committee report describes the compensation policies applicable to our executive officers, including Mr. Dieter Mezger as chief executive officer.

OVERALL POLICY. Our executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and specific compensation plan that tie a portion of executive compensation to PixTech's success in meeting specified performance goals. In addition, through the use of stock options, we ensure that a part of the executive's compensation is closely tied to appreciation in PixTech's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity based plans, and finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     We determine the compensation of the seven most highly compensated corporate executives, including the executive officers named in the summary compensation table. We take into account the views of our chief executive officer in reviewing the individual performance of these executives (other than the chief executive officer).

     The key elements of PixTech's executive compensation consist of base salary, annual bonus and stock options. Our policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Mezger, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded by PixTech to the individual, including insurance and other employee benefits, as well as the programs described below.

BASE SALARIES. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry, but do not utilize any particular indices or peer groups.

     Annual salary adjustments are determined by evaluating the financial performance of PixTech and of each executive officer, and also take into account new responsibilities. We do, where appropriate, also consider non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, quality improvements and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these financial or non-financial factors.

     The base salary for 2000 for each of the executive officers, including Mr. Mezger, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other companies.

     In 2000, Mr. Mezger was paid a base salary of $177,288, which represented no increase compared to his 1999 base salary. No bonus was awarded to Mr. Mezger in 2000.

ANNUAL BONUS. Our executive officers are eligible for an annual cash bonus, based primarily on achievement of PixTech's overall performance. For the year ended December 31, 2000, no annual bonuses were awarded to our executive officers, other than Mr. Cathey who was awarded a bonus of $44,413 in 2000 in connection with his 1% commission on the DARPA contract.

STOCK OPTIONS. Stock options are granted to our executive officers under our amended and restated 1993 stock option Plan. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price based on the undiscounted fair market value of our common stock and vest over various periods of time, normally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer's awards in the past. Based on these factors and on the level of his existing stock ownership, options to purchase 600,000 shares of our common stock were granted to Mr. Mezger in 2000.

POLICY ON DEDUCTIBILITY OF COMPENSATION. The Internal Revenue Service has adopted a provision limiting the income tax deduction of public companies for certain compensation paid in a year to any executive officer named in the proxy statement compensation tables in excess of one million dollars. No such officer of PixTech received applicable compensation at that level in 2000. At such time as it becomes likely that the applicable compensation for a covered executive will exceed the deductibility limit, we will consider the adoption of a policy in this regard.

CONCLUSION. Through the programs described above, a very significant portion of our executive compensation is linked directly to individual and corporate performance and stock appreciation. In 2000, as in previous years, a substantial portion of PixTech's targeted executive compensation consists of performance-based variable elements. We intend to continue the policy of linking executives' compensation to PixTech's performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                       By  the  Compensation  Committee

                                       John  A.  Hawkins
                                       Ronald  J.  Ritchie

                             STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on our common stock over the period beginning December 31, 1996 and ending December 31, 2000, as compared with that of the Nasdaq Market Index and an Industry Index, based on an initial investment of $100 in each. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestments of dividends. The Electronic Components, N.E.C. Index consists of 190 publicly traded electronic components companies reporting under the same Standard Industrial Classification Code (SIC 3670-3679) as PixTech.

[Graphic  omitted]

                                   12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
                                   --------  --------  --------  --------  --------  --------
PixTech, Inc.                           100    39.700     23.70     24.70     23.10     28.23
Electronics Components, NEC Index       100   173.200    181.60    161.95    301.18    246.25
NASDAQ Market Index                     100   123.000    122.48    172.72    321.00    193.18

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     During the fiscal year ended December 31, 2000, our compensation committee consisted of Messrs. Hawkins and Ritchie. None of the members of our compensation committee has been an officer or employee of PixTech.

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     We lease a total of approximately 73,000 square feet (7,300 square meters) of space from Micron Technology, Inc. in Boise, Idaho, under a three-year lease expiring in May 2002 at a monthly rent of $25,000 per month. The lease is renewable for an additional term of three years. This rented space includes a clean room devoted to our research and development activities. Micron is a greater than ten percent shareholder of PixTech.

     In May 1997, we entered into a Foundry Agreement with Unipac, a Taiwanese liquid crystal display manufacturer, in order to accelerate the time to manufacturing and to reduce the huge investment costs needed for a volume production of our field emission displays. This agreement will terminate on December 31, 2005. We have granted Unipac a non-exclusive right and license, without the right to grant sublicenses, under all of PixTech's intellectual property rights, to make and sell FED devices only to PixTech and its industrial partners and their respective affiliates. Unipac has acquired at its own expense the key equipment for use in connection with FED devices and PixTech may use equipment belonging to Unipac. In addition to and independently of the charges for FED components and devices under the agreement, PixTech pays Unipac a monthly service fee of approximately NTD 20 million. Unipac is a greater than ten percent shareholder of PixTech.

                                 SHARE OWNERSHIP

     The following tables set forth certain information regarding the ownership of our common stock and series E preferred stock as of March 28, 2001 by (i) persons known by us to be beneficial owners of more than 5% of our common stock and series E preferred stock, (ii) our executive officers, (iii) our directors, and (iv) all of our current executive officers and directors as a group:

COMMON  STOCK

BENEFICIAL OWNER                SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)
----------------                ---------------------------------------------
                                          SHARES      PERCENT OF CLASS
                                       -------------  ----------------
Unipac Optoelectronics Corporation      12,427,146               22.1%
No. 5 Hsin Road VI
Science Based Industrial Park
Hsin Chu City, Taiwan, R.O.C.
United Microelectronics Corporation   9,883,470 (2)               17.6%
2F, NO. 76 SEC 2,
Tunhwa S. RD.,
Taipei, Taiwan, R.O.C.
Micron Technology, Inc.                7,443,562 (3)              13.2%
8000 South Federal Way
Boise, Idaho 83716-9632
Jean-Luc Grand-Clement                   653,428 (4)               1.2%
Dieter Mezger                            550,000 (5)               1.0%
Michel Garcia                            148,366 (6)                 *
Marie Boem                                71,667 (7)                 *
James Cathey                              82,000 (8)                 *
Don Crim                                  40,000 (9)                 *
John A. Hawkins                           6,000 (10)                 *
Ronald J. Ritchie                         4,000 (11)                 *
Andre Borrel                              4,000 (12)                 *
All directors and executive officers      1,559,461                2.7%
As a group (10 persons)

*    Less  than  one  percent

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of common stock issuable pursuant to outstanding options which may be exercised within 60 days after March 28, 2001.

(2) Excludes 12,427,146 shares held by Unipac. In a Schedule 13D/A filed with the Securities and Exchange Commission on November 22, 1999, UMC stated its view that Unipac's shares need not be aggregated with UMC's shares.

(3) Consists of 7,133,562 shares of common stock and a warrant to purchase 310,000 shares of common stock exercisable until May 19, 2001.

(4) Consists of shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter, 6,967 are subject to options held by Mr. Grand-Clement's wife.

(5) Consists of 50,000 shares of common stock and of 500,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(6) Consists of 12,261 shares of Common Stock and of 136,105 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.


                                      -15-

(7) Consists of 5,000 shares of common stock and 66,667 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(8) Consists of 5,000 shares of common stock and 77,000 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(9) Consists of 40,000 shares of Common Stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(10) Consists of 6,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(11) Consists of 4,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.

(12) Consists of 4,000 shares of common stock subject to options exercisable as of March 28, 2001 or within 60 days thereafter.


SERIES  E  PREFERRED  STOCK
                                            SHARES OF SERIES E PREFERRED STOCK
                                                     BENEFICIALLY OWNED
BENEFICIAL  OWNER                                   SHARES     PERCENT OF
                                                               CLASS
-----------------------------------------------  ------------  ------------
Banque  Generale  du  Luxembourg                   3,329 (1)            100

(1) As of March 28, 2001, these shares of series E stock would have been convertible into 80,626 shares of common stock.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of PixTech securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

     Based solely on a review of the copies of reports furnished to us and written representation that no other reports were required, we believe that during 2000 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, except as follows:

     In February 2000, Mr. Garcia filed an Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 for the year 2000. In addition to the timely reporting of certain option grants during 2000, this filing also reported the open market purchase of 4,500 shares of our common stock on September 8, 2000.

     In April 2000, Mr. Garcia filed a Statement of Changes in Beneficial Ownership on Form 4 for the period of February 2000. This filing reported the purchase of 50,000 shares of our common stock upon exercise of options on February 27, 2000. In July 2000, Mr. Garcia filed an amended Form 4 to correct the reporting of this same transaction.

     In April 2000, Mr. Grand-Clement filed a Statement of Changes in Beneficial Ownership on Form 4 for the period of February 2000. This filing reported open market sales of an aggregate of 124,711 shares of our common stock on February 29, 2000.

     In April 2000, Mr. Crim filed a Statement of Changes in Beneficial Ownership on Form 4 for the period of February 2000. This filing reported the purchase of 20,000 shares of our common stock upon exercise of options on February 27, 2000 and the open market sale of 10,000 shares of our common stock on February 28, 2000.



                         INFORMATION CONCERNING AUDITORS

     The firm of Ernst & Young, independent accountants, has audited our accounts since our inception and will do so for 2001. Representatives of Ernst & Young have been invited to attend the annual meeting.

     The fees for the services provided by Ernst & Young to us in 2000 were as follows:

AUDIT  FEES                                   $50,151

ALL  OTHER  FEES                              $20,235

                              STOCKHOLDER PROPOSALS

     Our bylaws require a stockholder who wishes to bring business before or propose directors nominations at an annual meeting to give written notice to our secretary not less than 45 days nor more than 60 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 2002 annual meeting of stockholders and desires that it be considered for inclusion in our proxy statement and form of proxy, it must be received by us at Avenue Olivier Perroy, Zone Industrielle de Rousset, 13790 Rousset, France; Attention: Marie Boem, Chief Financial Officer, not later than December 20, 2001.


                                  OTHER MATTERS

     Our board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named herein to vote the shares in their discretion.


IN ADDITION TO OUR ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF OUR COMMON STOCK MAY OBTAIN A COPY OF OUR FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUEST FOR COPIES OF OUR FORM 10-K SHOULD BE ADDRESSED TO MARIE BOEM, CHIEF FINANCIAL OFFICER, AVENUE OLIVIER PERROY, ZONE INDUSTRIELLE DE ROUSSET, 13790 ROUSSET, FRANCE.

                                   APPENDIX A


                                  PIXTECH, INC.
                             Audit Committee Charter

Purpose

     The principal purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by reviewing the financial reports and other financial information provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit process.

     In discharging its oversight role, the Committee is granted the power to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. The Board and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor.

     This Charter shall be reviewed for adequacy on an annual basis by the Board.

Membership

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Nasdaq Audit Committee Requirements. Accordingly, all of the members will be directors:

     - Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and
     - Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key  Responsibilities

      The Committee's role is one of oversight, and it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is responsible for auditing those financial statements.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

     - The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.
     - As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the Securities and Exchange Commission, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.
     - The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.
     - The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence, and take or recommend that the Board take appropriate action regarding the independence of the outside auditor.
     - The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the outside auditor.

                                   APPENDIX B

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  PIXTECH, INC.

            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 16, 2001


     The undersigned stockholder of PixTech, Inc. hereby appoints Jean-Luc Grand-Clement, Dieter Mezger, Marie Boem and Richard Smith, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of PixTech entitled to vote at the annual meeting of stockholders to be held on May 16, 2001, and at any adjournment thereof, hereby revoking any proxy heretofore given with respect to such shares.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Back  of  Card:

A  [X]  Please  mark  your
        votes  as  in  this
        example.

1.   Election  of  Directors

[ ]  FOR              [ ]  WITHHELD             Nominees: Andre  Borrel
     ALL NOMINEES          FROM ALL NOMINEES              Jean-Luc Grand-Clement

[ ]  ____________________________________
     FOR  ALL  NOMINEES  EXCEPT  FOR  THE
     NOMINEE  LISTED  IN  THE  SPACE  ABOVE


     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the meeting.


Signature_____________________________          Date________________________



Signature_____________________________          Date________________________
             (IF  HELD  JOINTLY)

Note: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.


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